TAYLOR DEVICES, INC.
90 TAYLOR DRIVE
NORTH TONAWANDA, NEW YORK 14120-0748

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF TAYLOR DEVICES, INC.

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of TAYLOR DEVICES, INC. ("Company") will be held at the Holiday Inn, 1881 Niagara Falls Boulevard, Amherst, New York on November 14, 2003 at 10:00 A.M. for the following purposes:

20:
1.	To elect two Class 2 directors of the Company to serve a three year term expiring in 2006, or until the election and qualification of his successor.
2.	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

The Board of Directors has fixed the close of business on September 22, 2003 as the record date for determining which shareholders shall be entitled to notice of and to vote at the Annual Meeting. SHAREHOLDERS WHO ARE UNABLE TO BE PRESENT PERSONALLY MAY ATTEND THE MEETING BY PROXY. SUCH SHAREHOLDERS ARE REQUESTED TO DATE, SIGN AND RETURN THE ENCLOSED PROXY. THE PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED.

BY ORDER OF THE BOARD OF DIRECTORS
/s/ Joseph P. Gastel
Joseph P. Gastel Secretary

DATED:	September 25, 2003
North Tonawanda, New York

PROXY STATEMENT
FOR THE
ANNUAL MEETING OF SHAREHOLDERS
OF
TAYLOR DEVICES, INC.
90 TAYLOR DRIVE
NORTH TONAWANDA, NEW YORK 14120-0748

_________________________

TO BE HELD AT THE HOLIDAY INN
1881 NIAGARA FALLS BOULEVARD
AMHERST, NEW YORK
NOVEMBER 14, 2003

This Proxy Statement is furnished to shareholders by the Board of Directors of Taylor Devices, Inc. (the "Company") in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders to be held on November 14, 2003 at 10:00 A.M., and at any adjournments of the meeting, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. This Proxy Statement and the accompanying form of proxy are being mailed to Shareholders commencing on or about September 26, 2003.

If the enclosed form of proxy is properly executed and returned, the shares represented by the proxy will be voted in accordance with the proxy's instructions. Any proxy given pursuant to this solicitation may be revoked by the shareholder at any time prior to its use by written notice to the Secretary of the Company.

The Board of Directors has fixed the close of business on September 22, 2003 as the record date for determining the holders of common stock entitled to notice of and to vote at the meeting. On September 22, 2003, the Company had outstanding and entitled to vote a total of 2,926,460 shares of common stock. Each outstanding share of common stock is entitled to one vote on all matters to be brought before the meeting.

CERTAIN BENEFICIAL OWNERS

The following table sets forth information as to persons known by the Company to be the beneficial owners of more than 5% of the Company's common stock:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class
Tayco Developments, Inc. 100 Taylor Drive North Tonawanda, NY 14120	697,567	23.8%

The Cameron Baird Foundation 1350 One M&T Plaza Buffalo, NY 14203	340,400 (2)	11.6%

(1)	In addition to shares that it owns in the Company, the Taylor family also owns shares in Tayco Developments, Inc. ("Developments"). Including shares beneficially owned by Messrs. Douglas P. Taylor and Richard G. Hill in either the Company or Developments, the Taylor family owns or controls 116,544 shares or 4.0% of the Company's stock and 160,309 shares or 16.2% of Developments' stock. Information presented has been supplied by the Company as transfer agent.
(2)	Information regarding The Cameron Baird Foundation has been taken from its Form 3 report received by the Company on August 23, 2001. Additional information is reported in Amendment No. 14 to Schedule 13D dated November 19, 2002 with respect to Company stock by the following persons: The Cameron Baird Foundation, 340,400 shares (11.6%) and Jane D. Baird, 20,800 shares (0.7%); total of filing persons, 361,200 shares (12.3%). The persons filing such Schedule 13D, rather than the Company, are responsible for the accuracy and completeness of such information.

ELECTION OF DIRECTORS

Each year, those directors comprising one of the three Classes of the Board of Directors of the Company are elected by the shareholders to serve a three year term. The term for two directors in Class 2, Richard G. Hill and Donald B. Hofmar, will expire at this Annual Meeting. Messrs. Hill and Hofmar are management's nominees to be elected to Class 2 at this Annual Meeting, each to hold office until 2006 or the election and qualification of his successor. The persons named on the enclosed proxy will vote all shares present at the Annual Meeting for the election of the nominees, unless a shareholder, by his or her proxy, directs otherwise. In the event that either Messrs. Hill or Hofmar is unable to serve as director, or if both are unable to serve, proxies will be voted in accordance with the best judgment of the person or persons acting under such authority. Management does expect that the nominees will be able to serve. The nominees have previously served as directors and have been elected as directosr at prior annual meetings of shareholders.

Nominees and Directors

Certain information regarding Mr. Hill and Mr. Hofmar, including their beneficial ownership of the Company's common stock, as well as information on those directors whose terms of office continue beyond the date of the 2003 Annual Meeting of Shareholders, is set forth below. Unless otherwise indicated, each person has held the position indicated with either the Company or another organization for the past five years, and has sole voting and investment power with respect to the securities beneficially owned. Beneficial ownership includes securities which can be acquired pursuant to currently exercisable options, or options which become exercisable within 60 days of the date of this Proxy Statement.

NOMINEES

Nominees for Class 2 Directors

Name	Age	Principal Occupation	First Elected Director	Number of Shares	% of Class
Term expiring in 2003

Donald B. Hofmar	73	President of Bel Mar, Inc.	1991	23,423 (4)	0.8
Richard G. Hill (1)	53	Executive Vice President of the Company	1991	66,838 (3)(4)	2.3

OTHER DIRECTORS

Class 3 Directors Continuing in Office

Name	Age	Principal Occupation	First Elected Director	Number of Shares	% of Class
Term expiring in 2004
Douglas P. Taylor (1)	55	President, CEO and Chairman of the Board of Directors of the Company	1976	61,092 (2)(4)	2.1
Randall L. Clark (5)	60	Chairman of the Board of Directors of Dunn Tire Corporation	1996	30,000 (4)	1.0

Class 1 Director Continuing in Office

Name	Age	Principal Occupation	First Elected Director	Number of Shares	% of Class

Term expiring in 2005

Joseph P. Gastel (1)	78	Patent Attorney	1984	68,812 (4)	2.4

All directors and executive officers as a group (6 persons)				252,165 (6)	8.6

(1)	Messrs. Taylor and Hill are brothers-in-law and both are directors of Tayco Realty Corporation ("Tayco Realty"). Both Mr. Taylor and Mr. Gastel are directors of Developments.
(2)	Includes 1,307 shares held beneficially and of record by Sandra Taylor, wife of Douglas P. Taylor, and 4,712 shares held by her as custodian for their children. Also included are 38 shares held by Mr. Taylor as custodian for their children. As to all such shares, Mr. Taylor disclaims any beneficial ownership. These shares represent less than 1% of the Company's stock.
(3)	Includes 656 shares held by Joyce Taylor Hill, wife of Mr. Hill and sister of Douglas P. Taylor, as custodian for their children. As to all such shares, Mr. Hill disclaims any beneficial ownership.
(4)	Includes options granted to directors and officers and which have not been exercised, but which can be exercised within 60 days: 25,000 options held by Mr. Clark, 25,000 by Mr. Gastel, 10,000 by Mr. Hofmar, 10,000 by Mr. Hill, and 10,000 by Mr. Taylor. These options were granted pursuant to the 2001 Taylor Devices, Inc. Stock Option Plan ("2001 Plan") and the 1998 Taylor Devices, Inc. Stock Option Plan ("1998 Plan").
(5)	Mr. Clark also serves on the board of directors of several other area corporations, including Computer Task Group Inc., which is a publicly traded company.
(6)	Includes an option grant of 2,000 shares to Mark V. McDonough, Chief Financial Officer of the Company.

BOARD OF DIRECTORS AND COMMITTEE MEETINGS

In fiscal 2003, the Board of Directors met four times with 100% of the directors in attendance.

The Executive Committee, between meetings of the Board of Directors and to the extent permitted by law, exercises all of the powers and authority of the Board in the management of the business of the Company. The Executive Committee, comprised of Messrs. Taylor, Hill, and Gastel, did not meet in fiscal 2003.

The Audit Committee, comprised of the Company's three independent directors, Messrs. Clark, Gastel and Hofmar, functions in accordance with the terms of the Charter of the Audit Committee of the Board of Directors of the Company, as revised and adopted by the Board on August 22, 2003. A copy of the revised Charter is appended to this Proxy Statement as Appendix A. Messrs. Clark, Gastel and Hofmar are independent directors under the applicable definition in Rule 4200(a)(15) of the National Association of Securities Dealers' listing standards. At the August 22, 2003 meeting, Mr. Clark was named as the audit committee financial expert and is "independent" within the meaning of the heightened standard required by Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act of 1934. The Audit Committee met twice in fiscal 2003 with all members in attendance. See Audit Committee Report below.

The Compensation Committee, comprised of Messrs. Clark, Gastel and Hofmar, was formed to review the compensation of the Company's executive officers, and make recommendations in that regard to the Board, as a whole. The Compensation Committee met once in fiscal 2003 with all members in attendance.

The Stock Option Committee, comprised of Messrs. Clark, Gastel and Hofmar, administers the Company's Stock Option Plans. The Committee met twice in fiscal 2003 with all members in attendance.

The Company does not have a standing nominating committee. There have been no changes in the composition of the Board since 1996 when Mr. Clark was asked to serve upon the death of Mr. O. Eugene Hilger, a Board member of many years.

The Audit Committee Report

As required by the terms of the Audit Committee Charter, the undersigned members of the Audit Committee have:

  reviewed and discussed the Company's audited financial statements with management of the Company;

  reviewed and discussed with the Company's independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, as it may be amended or supplemented; and

  received the written disclosures and the letter from the independent accountants, as required by Independence Standards Board Standard No. 1 ("Independence Discussions with Audit Committees") as may be modified or supplemented, and has discussed with the independent accountant, the independent accountants' independence;

Based on the foregoing, the Audit Committee has recommended to the Company's Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-KSB for fiscal 2003 for filing with the Securities and Exchange Commission.

Respectfully submitted,

Randall L. Clark
Joseph P. Gastel
Donald B. Hofmar

Director Compensation

Each member of the Board of Directors receives a fee of $2,500 for each Board meeting attended. The Secretary of the meeting receives an additional fee of $2,250 per meeting for secretarial services in addition to his fees as a director for a total fee per meeting of $4,750.

Commencing on August 22, 2003, the Audit Committee shall meet independently of the Board of Directors not less than four times each year. As approved by the Board of Directors at the August 22, 2003 meeting, each member of the Audit Committee will receive a fee of $1,000 per meeting. The Secretary of the meeting will receive an additional fee of $500 per meeting for secretarial services for a total fee per meeting of $1,500.

Pursuant to the formula set forth in the 2001 Plan, on April 18, 2003, the fixed date of the grant, each director was granted options to purchase 5,000 shares of the Company's stock. The exercise price on April 18, 2003 was $2.390, which was the mean between the high and low prices for a share of common stock as quoted by NASDAQ on that date. If there is only one price quoted for the day of the grant, the fair market value shall be such price; and if no such price is quoted for the day of the grant, the fair market value shall be the previous closing price. In the event that no previous closing price is available, then the fair market value of one share of Common Stock on the day the option is granted shall be determined by the Committee or by the Board. The mean between the high and the low prices of the stock on August 20, 2003 was $2.785 per share.

Current Directors and Officers

For information concerning Messrs. Taylor, Hill, Gastel, Hofmar and Clark, see "Election of Directors- Nominees and Directors" above.

Mark V. McDonough, (43), was appointed Chief Financial Officer of the Company and Chief Financial Officer of Tayco Developments on June 23, 2003. Until he joined the Company, Mr. McDonough served as Director of Finance at Saint-Gobain Technical Fabrics, Inc. Prior to that time, he had been employed as Corporate Controller with International Motion Control, Inc. Both are manufacturing companies in the Western New York region.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on a review of Forms 3 and 4 furnished to the Company during its most recent fiscal year, and written representations from the Company's directors and executive officers that no Form 5 is required, Donald B. Hofmar, a Director of the Company and a nominee for reelection to the Board at the Annual Meeting, reported on July 17, 2003 sales of Company stock made on December 6, 2001, June 14, 2002, June 17, 2002 and June 20, 2002. All other reporting persons filed the required Forms on a timely basis.

Code of Ethics

The Company has adopted a Code of Ethics (the "Code") which is a compilation of written standards reasonably designed to deter wrongdoing and promote honest and ethical conduct, including full, fair, timely and understandable disclosure in documents that the Company files with and submits to the Securities Exchange Commission; compliance with governmental laws, rules and regulations; prompt internal reporting of violations to the Code; and accountability for adherence to the Code.

EXECUTIVE COMPENSATION

The following table sets forth certain information concerning compensation of and stock options held by the Company's Chief Executive Officer, Executive Vice President and Treasurer. No other executive officer has compensation which exceeds $100,000 annually in salary and bonus.

SUMMARY COMPENSATION TABLE

Annual Compensation	Long-term Compensation Awards
Name/principal Position	Fiscal Year	(1) Salary ($)	Bonus ($)	(4) Other Annual Comp ($)	(2) Underlying Options Sars #
Douglas P. Taylor Chairman, President and Chief Executive Officer	2003	$184,995	$ 599	$ 27,436	5,000
	2002	$180,381	$1,788	$115,609	5,000
	2001	$157,741	$1,369	$ 29,529	5,000

Richard G. Hill Executive Vice President	2003	$144,997	$ 384	$ 28,300	5,000
	2002	$141,767	$1,173	$120,779	5,000
	2001	$125,454	$ 851	$ 26,098	5,000

Kenneth G.Bernstein (3) Treasurer	2003	$109,990	$ 169	$ 7,584	-
	2002	$107,685	$ 552	$ 27,889	1,000
	2001	$ 97,603	$ 333	$ 12,275	1,000

(1)	Automotive vehicles owned by the Company are made available to the President and Executive Vice President named above and use of such vehicles is not limited to business purposes. The value of any personal economic benefit associated with such use cannot reasonably be determined by the Company.
(2)	Incentive options were granted pursuant to the terms of the 2001 Plan on April 18, 2003 at an option price of $2.390 per share, which is the mean between the high and low prices for a share of Common Stock as quoted by NASDAQ on that date.
(3)	Kenneth G. Bernstein resigned as Treasurer of the Company and Developments effective June 19, 2003.
(4)	Other compensation, as paid and accrued to the above named executive officers, is as follows:
	Director Fees	Director Bonus	Affiliate Mgm't Incentive	Auto Allowance	401(k) Stock Purchase Plan	Stock Options Exercised	Total
Douglas P. Taylor:
Fiscal 5/31/03	$10,000	$500	$13,077	$2,880	$ 979	$ -	$ 27,436
Fiscal 5/31/02	$ 7,000	$500	$13,231	$2,880	$1,867	$90,131	$115,609
Fiscal 5/31/01	$ 6,000	$400	$17,458	$2,880	$2,791	$ -	$ 29,529

Richard G. Hill:
Fiscal 5/31/03	$10,000	$500	$10,324	$2,880	$4,596	$ -	$ 28,300
Fiscal 5/31/02	$ 7,000	$500	$10,385	$2,880	$4,433	$95,581	$120,779
Fiscal 5/31/01	$ 6,000	$400	$13,836	$2,880	$2,982	$ -	$ 26,098

Kenneth G. Bernstein:
Fiscal 5/31/03	$ -	$ -	$ 6,923	$ -	$ 661	$ -	$ 7,584
Fiscal 5/31/02	$ -	$ -	$ 7,961	$ -	$1,093	$18,835	$ 27,889
Fiscal 5/31/01	$ -	$ -	$10,403	$ -	$1,872	$ -	$ 12,275

OPTION/SAR GRANTS
IN FISCAL YEAR 5/31/03

Individual Grants	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term

Name	Number of Securities Underlying Options Granted (#)	% of Total Options Granted Employees In FY03	Exercise Price	Expir- ation Date	5%	10%	Grant Date Present Value ($)(1)
Douglas P. Taylor, Chairman, President and CEO	5,000	27%	$2.390	4/18/13	$7,515	$19,045	$10,000

Richard G. Hill, Vice President	5,000	27%	$2.390	4/18/13	$7,515	$19,045	$10,000

(1)	The Black-Scholes option valuation model was used to estimate the grant date present value of each option at April 18, 2003 at $2.00.

AGGREGATED OPTION/SAR EXERCISES
IN LAST FISCAL YEAR AND
YEAR-END OPTION/SAR VALUES
5/31/03

Name	Shares Acquired On Exercise (#)	Value Realized	Number of Securities Underlying Unexercised Options At Fiscal Year End Exercisable (E) Unexercisable (U)	(1) Value of Unexercised In-the-Money Options At Fiscal Year End Exercisable (E) Unexercisable (U)

Douglas P. Taylor, Chairman, President, and CEO	- 0 -	- 0 -	10,000 (E)	$300

Richard G. Hill, Executive Vice President	- 0 -	- 0 -	10,000 (E)	$300

(1)	Value is the difference between the market value of the Company's Common Stock on May 31, 2003 of $2.45 and the exercise price for the options.

Employment Agreements

As of December 1, 2000, Messrs. Taylor and Hill (each, an "Executive") entered into Employment Agreements with the Company (together, the "Agreements"). The Agreements provide that, each year, the term will be for three years going forward (the "Term"). Under their respective Agreements, Messrs. Taylor and Hill are entitled to receive base salaries of not less than $174,000 per year and $138,000, respectively, together with such employee benefits and perquisites as were available to them immediately prior to December 1, 2000. Should the Executive voluntarily resign, the Company may, in the discretion of the Board, pay the Executive a severance payment which the Board may determine at the time. The Company retains the right to terminate each Executive for "Cause", without compensation. "Cause" is defined to include personal dishonesty, incompetence, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of law, or willful material breach of the Agreement. If the Company terminates either Executive without cause, or if either Executive resigns because the Company has failed to appoint him to the office he currently holds, or makes any material change in his functions, duties, or responsibilities, then the terminated Executive is entitled to a payment equal to the greater of the payments due him for the remaining Term or 1.2 times the average of his three preceding years' cash compensation plus contributions to employee benefit plans. In the event of a "Change of Control," as defined in the Agreements, followed by termination of the Executive's employment, the Company has agreed to pay each Executive a sum equal to the greater of the payments due him for the remaining Term, or 2.99 times the average of the five preceding years' cash compensation plus contributions to employee benefit plans. If an Executive voluntary terminates his employment when there has not been a Change in Control, then the Agreements provide that the Executive will not compete with the Company for a period of one year in any city, town or county where the Company's principal office is located.

Indemnification Insurance for Directors and Officers

On July 24, 2003, the Company purchased a director and officer indemnification insurance policy written by the Vigilant Insurance Company through Chubb Group of Insurance Companies. The renewal was for a one-year period at an annual premium of $68,250. The policy provides indemnification benefits and the payment of expenses in actions instituted against any director or officer of the Company for claimed liability arising out of his conduct in such capacities. No payments or claims for indemnification or expenses have been made under any directors and officers insurance policies purchased by the Company.

Indemnity Agreements between the Company and its directors and certain officers were executed on September 15, 1996. Although the New York Business Corporation Law (the "BCL) and the By-laws authorize the Company to indemnify directors and officers, they do not require the directors and officers to be indemnified during the pendency of litigation or specify the times at which the Company is obligated to reimburse an indemnified person for expenses. The Indemnity Agreements provide that the Company will advance litigation expenses to the person indemnified while the action is pending, upon the indemnified person's assurance (as required by the BCL) that the advance will be returned if the indemnified person is ultimately found not to be entitled to it.

EMPLOYEE STOCK PURCHASE PLAN

The Company offers an Employee Stock Purchase Plan generally to all its employees. As of September 22, 2003, there are 51,458 shares available for distribution to all qualified employees. The Company also provides a 401(k) plan.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

The Company leases a portion of the property where it does business from its affiliate, Tayco Realty, pursuant to the terms of a lease which will expire on October 31, 2005. Rental payments by the Company for fiscal 2003 totaled $159,600. The total rent paid by the Company is determined by a base rate of $10.64 per square foot, and is subject to adjustment for increases in taxes, maintenance costs and for utilization of additional space by the Company. The Company also pays for certain expenses incurred for the operation of the facilities. Developments owns approximately 42% of Tayco Realty, with 58% owned by the Company.

Pursuant to the Lease Agreement dated July 1, 2000 between the Company and Developments, the Company leases approximately 800 square feet of office and research and development space to Developments at a base annual rental of $12,000. The rate of any rental increase may not exceed 10% annually and may be waived by both parties in writing. The lease automatically renews on each anniversary of its commencement date, unless either party gives three months' written notice to the other of termination. The lease provides that on April 1 of each year, management of both companies will review the agreement to determine possible increases for expenses due to increased taxes, maintenance costs, or for additional space utilized by Developments. In fiscal 2003, the Company received total rental payments of $12,000 from Developments.

Under the License Agreement dated November 1, 1959 ("License Agreement"), Developments granted the Company certain preferential rights to market in the United States and Canada all existing and future inventions and patents owned by Developments. The term of the License Agreement is the life of the last-to-expire patent on which the Company is paying royalties, the date of which is 2020 The Company pays a 5% royalty to Developments on sales of items sold and shipped, which, in fiscal 2003, totaled $125,030 in royalties. Payments are required to be made quarterly, without interest, and are current.

In addition, the License Agreement provides for Developments to pay the Company 10% of the gross royalties received from third parties who are permitted to make, use and sell machinery and equipment under patents not subject to the License Agreement. These royalties also apply to certain apparatus and equipment subject to the License Agreement which has been modified by the Company, with the rights to the modification assigned to Developments. No royalties were received by the Company in fiscal 2003. Royalties, if any, are paid quarterly.

The Company, Developments, and Tayco Realty share common management and a close business relationship. Particularly as it may relate to the Company and Developments, as separate corporations responsible to their own shareholders, corporate interests may from time to time diverge regarding various aspects of their businesses, including the development of future inventions and patents by Developments which could be licensed to other licensees, rendering the present License Agreement only minimally beneficial.

All transactions described above are on a favorable basis to the Company, as if entered into with an unaffiliated party.

INDEPENDENT AUDITORS

The Board of Directors, on recommendation of the Audit Committee, has selected Lumsden & McCormick, LLP to continue as independent auditors of the Company for fiscal year 2004. A representative of Lumsden & McCormick, LLP will attend the 2003 Annual Meeting of Shareholders. This representative will be available to respond to appropriate questions and will be given the opportunity to make a statement if they so desire

The audit committee approves all professional services, including tax related services, provided to the Company by Lumsden & McCormick, LLP. With regard to "Audit and Audit-Related" services, the Committee reviews the annual audit plan and approves the estimated audit budget in advance. The aggregate fees billed by Lumsden & McCormick, LLP for professional services to the Company were $117,750 and $53,450 for the fiscal years ended May 31, 2003 and 2002.

Audit Fees

The aggregate fees billed by Lumsden & McCormick, LLP for professional services rendered in connection with the audit of the Company's annual financial statements, the review of the Company's quarterly financial statements and services that are normally provided in connection with statutory and regulatory filings or engagements were $52,250 and $41,450 for the fiscal years ended May 31, 2003 and 2002.

Audit-Related Fees

The aggregate fees billed by Lumsden & McCormick, LLP for professional assurance and related services reasonably related to the performance of the audit of the Company's financial statements, but not included under Audit Fees, were $60,500 and $7,500 for the fiscal years ended May 31, 2003 and 2002.

Tax Fees

The aggregate fees billed by Lumsden & McCormick, LLP for professional services for tax compliance, tax advice and tax planning were $5,000 and $4,500 for the fiscal years ended May 31, 2003 and 2002.

PROPOSALS OF SHAREHOLDERS

Proposals of shareholders intended to be presented to the year 2004 Annual Meeting of Shareholders must be received by the Secretary of the Company prior to June 1, 2004, for inclusion in the Proxy Statement and form of proxy. Shareholders wishing to propose a matter for consideration at the 2004 Annual Meeting of Shareholders must follow certain specified advance notice procedures set forth in the Company's By-Laws, a copy of which is available upon written request to: Joseph P. Gastel, Secretary, Taylor Devices, Inc., 90 Taylor Drive, P.O. Box 748, North Tonawanda, New York 14120-0748.

The By-Laws designate procedures for the calling and conduct of a meeting of shareholders, including, but not limited to, specifying who may call the meeting, what business may be conducted, the procedures with respect to the making of shareholder proposals, and the procedures and requirements for shareholder nomination of directors.

FINANCIAL STATEMENTS

The financial statements of the Company are contained in the Company's 2003 Annual Report which accompanies this Proxy Statement.

OTHER MATTERS

Voting

Under the Business Corporation Law of New York ("BCL") and the Company's By-Laws, the presence, in person or by proxy, of a majority of the outstanding common shares is necessary to constitute a quorum of the shareholders to take action at the Annual Meeting. The shares which are present or represented by a proxy will be counted for quorum purposes regardless of whether or not a broker with discretionary authority fails to exercise discretionary voting authority with respect to any particular matter.

Directors standing for election must be elected by a plurality of votes cast at the Annual Meeting and elected to their class terms. "Other business," if properly brought before the meeting, must be adopted by a majority of affirmative votes cast at the meeting.

For voting purposes, all proxies marked "for", "against", "abstain", or "withhold authority" will be counted in accordance with such instruction as to each item. In no event will an abstention be counted as a vote cast. No broker non-votes will be counted for any item.

Expenses

The expenses of this solicitation, including the costs of preparing and mailing this Proxy Statement and accompanying material, will be borne by the Company. The Company has retained the services of Regan & Associates, Inc. to assist in the solicitation of proxies under a contract providing for payment of $2,500, plus reimbursement of reasonable out-of-pocket expenses. In addition to solicitations by mail, Regan & Associates, Inc. and regular employees of the Company may solicit proxies in person, by mail or by telephone, but no employee of the Company will receive any compensation for solicitation activities in addition to his or her regular compensation. Expenses may also include the charges and expenses of brokerage houses, nominees, custodians and fiduciaries for forwarding proxies and proxy materials to beneficial owners of shares.

The Board of Directors knows of no other matters to be voted upon at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote on such matters in accordance with their judgment.

By Order of the Board of Directors
/s/ Joseph P. Gastel Joseph P. Gastel Secretary

DATED	September 25, 2003
North Tonawanda, New York

Appendix A

CHARTER OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS
OF TAYLOR DEVICES, INC.
(Revised August 22, 2003)

Status

The Audit Committee is a committee of the Board of Directors.

Composition

The Audit Committee shall be appointed by resolution passed by a majority of the Board of Directors. A minimum of three directors shall be selected to serve on the Audit Committee, all of whom shall, in the judgment of the Board of Directors, be independent in accordance with the NASD listing standards applicable to Nasdaq SmallCap Issuers.

Each member shall, in the judgment of the Board of Directors, have the ability to read and understand the Company's fundamental financial statements, including the Company's balance sheet, income statement and cash flow statement. At least one member of the Audit Committee shall, in the judgment of the Board of Directors, be an "audit committee financial expert" within the meaning of the definition set forth in rules of the Securities and Exchange Commission ("SEC") and at least one member (who may also serve as the audit committee financial expert) shall, in the judgment of the Board of Directors, have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in such member's financial sophistication, including having been a chief executive officer or other senior officer with financial oversight responsibilities in accordance with applicable listing standards.

Funding

The Company shall provide the Audit Committee with appropriate funding to discharge its duties under this Charter.

Purpose

The Audit Committee shall represent and assist the Board of Directors with its oversight of: (a) the integrity of the Company's financial statements and internal controls, (b) the Company's compliance with legal and regulatory requirements therefor, (c) the independent auditor's qualifications and independence and (d) the performance of the Company's internal audit function and independent auditor. Except as otherwise required by applicable laws, regulations or listing standards, all major decisions are considered by the Board of Directors as a whole.

Duties and Responsibilities

Independent Auditor

The independent auditor has ultimate accountability to the Board of Directors and the Audit Committee, as representatives of the shareholders. The Audit Committee shall:

            1. Appoint, retain (subject to approval by the Company's shareholders) and terminate when appropriate, the independent auditor, establish the independent auditor's compensation, and pre-approve and directly oversee all audit services to be provided by the independent auditor, including resolution of disagreements between management and the independent auditor regarding financial reporting.

            2. Pre-approve all permitted non-audit services to be performed by the independent auditor and establish policies and procedures for the engagement of the independent auditor to provide permitted non-audit services.

            3. Receive and review an annual formal written statement from the independent auditor delineating all relationships between the auditor and the Company, consistent with Independence Standards Board Standard 1; actively engage in a dialogue with the auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditor; and take, or recommend that the full Board take, appropriate action to oversee the independence of the auditor.

            4. Receive and review: (a) a report by the independent auditor describing the independent auditor's internal quality control procedures and any material issues raised by the most recent internal quality control review, or peer review, of the independent auditing firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (b) other required reports from the independent auditor.

            5. At least annually, consider the independence of the independent auditor, including whether the provision by the independent auditor of permitted non-audit services is compatible with independence, and obtain and review a report from the independent auditor describing all relationships between the auditor and the Company.

Internal Controls

            6. Review with the independent auditor: (a) the scope and results of the audit; (b) any problems or difficulties that the independent auditor encountered in the course of the audit work and management's response; and (c) any questions, comments or suggestions the independent auditor may have relating to internal control over financial reporting, disclosure controls and procedures, and accounting practices and procedures of the Company or its affiliates and subsidiaries.

            7. Review, at least annually, the scope and results of the Company's internal audit program, including then current and future programs of the Company's internal audit department, any and all procedures for implementing accepted recommendations made by the independent auditor, and any significant matters contained in reports from the internal audit department.

            8. Review with the independent auditor, the Company's internal audit department and management: (a) the adequacy and effectiveness of the systems of internal control over financial reporting (including any significant deficiencies and significant changes, as reported to the Audit Committee by the independent auditor or management), accounting practices, and disclosure controls and procedures (and management reports thereon), of the Company and its affiliates or subsidiaries; and (b) current accounting trends and developments, and take such action with respect thereto as may be deemed appropriate.

            9. Review with the independent auditor, the Company's internal audit department and management, when and as such requirements are applicable: (a) the annual report of management on the Company's internal control over financial reporting required under Section 404 of the Sarbanes-Oxley Act of 2002; and (b) the attestation report from the independent auditor regarding management's assessment of the Company's internal control over financial reporting.

Compliance and Disclosure

            10. Review certifications signed by the chief executive officer and the chief financial officer in connection with any periodic reports filed by the Company with the SEC and discuss with such individuals, the adequacy of the Company's design or operation of its internal control over financial reporting, its disclosure controls and procedures, and any fraud or potential fraud, if any, involving management or employees in connection with any internal control function, as required by the Sarbanes-Oxley Act of 2002 and related rules and regulations.

            11. Review with management and the independent auditor, the annual and quarterly financial statements of the Company, including: (a) the Company's disclosures under "Management's Discussion and Analysis or Plan of Operation;" (b) any material changes in accounting principles or practices used in preparing the financial statements prior to the filing with the SEC of a report on Form 10-KSB or 10-QSB; and (c) the items required by Statement of Auditing Standards 61, as in effect at that time in the case of the annual statements, and Statement of Auditing Standards 61, as in effect at that time in the case of the quarterly statements.

            12. Recommend to the Board of Directors, based on the review described in paragraphs 4 and 10 above, whether the Company's financial statements should be included in the annual report on Form 10-KSB.

            13. Review earnings press releases, as well as Company policies with respect to the earnings press releases, financial information and earnings guidance provided to analysts and rating agencies.

            14. Discuss Company policies with respect to risk assessment and risk management, and review contingent liabilities and risks that may be material to the Company and major legislative and regulatory developments which could materially impact the Company's contingent liabilities and risks.

            15. Review: (a) the status of compliance with applicable laws, regulations, internal control over financial reporting, and disclosure controls and procedures; and (b) the scope and status of systems designed to promote Company compliance with laws, regulations and internal procedures, through receiving reports from management, legal counsel and third parties, as determined by the Audit Committee.

Administration

            16. Establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential and anonymous submission by the Company's employees of concerns regarding questionable accounting or auditing matters.

            17. Establish policies for the hiring of employees and former employees of the independent auditor.

            18. Retain, in its sole discretion and at the Company's expense, special independent accounting, legal, or other advisors, as the Audit Committee deems necessary in the performance of its duties and responsibilities.

            19. Conduct an annual performance evaluation of the Audit Committee and annually evaluate the adequacy of this Audit Committee Charter.

Meetings

The Audit Committee shall meet not less than four times each year and at such other times as it deems necessary to fulfill its responsibilities. The Audit Committee shall periodically meet separately in executive session with management, the internal auditor and the independent auditor. The Audit Committee shall report regularly to the Board of Directions with respect to its activities and make recommendations to the Board of Directors, as appropriate.

Report

The Audit Committee shall prepare a report each year for inclusion in the Company's proxy statement relating to the election of directors.